Exhibit 10.2

May 22, 2008

William A. Davis

210 Acacia Terrace

Celebration, FL 34747

Re: Employment Agreement – Option

Dear Bill:

Pursuant to your Employment Agreement dated October 1, 2006 under which you have been employed as President & Chief Operating Officer we hereby exercise our option to extend the term for two (2) years, commencing on October 2, 2008 and continuing until October 1, 2010, such employment to be on all the same terms and conditions presently applicable to your employment.

Please acknowledge your receipt of this letter and agreement to the foregoing additional term of your Employment Agreement by signing and returning one original of this letter to me.

Very truly yours,

UNIVERSAL ORLANDO

By: Thomas L. Williams

ACKNOWLEDGED AND AGREED:

/s/ William A. Davis	May 22, 2008
William A. Davis	Date